SUB-ITEM 77 C:  Submission of matters to a vote of security holders

A Special Meeting of Shareholders of Federated Automated Cash Management Trust, Federated Automated Government Cash Reserves, Federated California Municipal Cash Trust, Federated Capital Reserves Fund, Federated Connecticut Municipal Cash Trust, Federated Florida Municipal Cash Trust, Federated Georgia Municipal Cash Trust, Federated Government Obligations Fund, Federated Government Obligations Tax-Managed Fund, Federated Government Reserves Fund, Federated Liberty U.S. Government Money Market Trust, Federated Massachusetts Municipal Cash Trust, Federated Master Trust, Federated Michigan Municipal Cash Trust, Federated Minnesota Municipal Cash Trust, Federated Money Market Management, Federated Municipal Obligations Fund, Federated Municipal Trust, Federated New Jersey Municipal Cash Trust, Federated New York Municipal Cash Trust, Federated North Carolina Municipal Cash Trust, Federated Ohio Municipal Cash Trust, Federated Pennsylvania Municipal Cash Trust, Federated Prime Cash Obligations Fund, Federated Prime Obligations Fund, Federated Prime Value Obligations Fund, Federated Tax-Free Obligations Fund, Federated Tax-Free Trust, Federated Treasury Obligations Fund, Federated Trust for U.S. Treasury Obligations, Federated U.S. Treasury Cash Reserves, Federated Virginia Municipal Cash Trust and Tax-Free Money Market Fund (collectively, the "Funds"), portfolios of Money Market Obligations Trust (the "Trust"), was held on August 6, 2015. The following item, which is required to be reported under this SUB-ITEM 77C, was voted on at the meeting:

AGENDA ITEM 1
To elect certain Trustees ("Trustees") of the Trust, each to hold office for the term inidcated.1

Name
   For                Against           Abstain

John T. Collins
82,247,412,683.875    1,206,600,137.258    2,937,326,406.466

G. Thomas Hough
82,472,127,518.626      972,044,673.236    2,947,167,035.737

Maureen Lally-Green
82,231,174,135.426    1,240,359,680.593    2,919,805,411.580

P. Jerome Richey
82,307,948,884.016    1,107,052,521.345    2,976,337,822.238

1	The following Trustees continued their terms: John F. Donahue,
J. Christopher Donahue, Peter E. Madden, Charles F. Mansfield,
Jr., Thomas M. O'Neill and John S. Walsh.

Due to insufficient affirmative shareholder vote for the remaining shareholder proposals, the August 6, 2015 Special
Meeting of Shareholders of the Funds was adjourned until August
10, 2015 and subsequently adjourned again to August 12, 2015.

At the August 12, 2015 Special Meeting of Shareholders, the following items were considered by shareholders of Trust and the results of their voting were as follows:
AGENDA ITEM 2
To modernize and make more efficient the Trust's Declaration of Trust through the following amendments:

(a)	Permit the Trust or any Fund to comply with
requirements of amendments to Rule 2a-7 under the Investment Company Act of 1940, as amended (the "1940
Act"), including to involuntarily redeem shares held by shareholders who do not meet qualifications for ownership or to comply with applicable laws and regulations.

FOR              68,551,793,859.693
AGAINST             611,375,005.452
ABSTAIN           1,929,958,412.524
BROKER NON-VOTE  18,581,186,850.909


(b)	Permit the Trustees to authorize the Trust, or any
Fund or class, as applicable, to dissolve, convert, merge, consolidate, reorganize, sell all or any part of its assets, exchange shares or re-domicile without shareholder approval, to the extent permitted under the 1940 Act.

FOR              61,721,974,272.950
AGAINST           7,391,892,163.229
ABSTAIN           1,979,260,841.490
BROKER NON-VOTE  18,581,186,850.909


(c)	Permit future amendments to the Declaration of Trust
to be made by the Trustees, to the extent that a shareholder vote is not required under the 1940 Act and that those amendments are not in contravention of federal securities laws.

FOR              60,982,221,140.632
AGAINST           8,150,881,806.859
ABSTAIN           1,960,024,330.178
BROKER NON-VOTE  18,581,186,850.909


The Definitive Proxy Statement for this Special Meeting was filed with the Securities and Exchange Commission on June 18, 2015, and is incorporated by reference. (File No. 811-5950).